Exhibit 3.27

OPERATING AGREEMENT OF

FIDOPHARMBRANDS, LLC

THIS OPERATING AGREEMENT of FidoPharmBrands, LLC, a Delaware limited liability company (the “Company”) is made effective as of January 1, 2012 (the “Effective Date”), by the Company’s sole member, Velcera, Inc., a Delaware corporation (the “Member”).

ARTICLE 1

FORMATION OF LIMITED LIABILITY COMPANY

1.1 Formation. On December 15, 2011 (the “Formation Date”), the Company was formed as a limited liability company by the filing of the Company’s Certificate of Formation (the “Certificate”) in the office of the Delaware Secretary of State pursuant to Delaware Statutes, Title 6, Chapter 18 (the “LLC Act”); an as-filed copy of the Certificate is attached hereto as Exhibit A. The Member hereby approves and adopts the Certificate as so filed. The Company shall exist perpetually unless dissolved upon a Liquidation Event as provided in Article 14.

1.2 Place of Business and Agent for Process. The Board may from time to time change the location of the Company’s principal office. In addition, the Board may establish additional places of business of the Company. The name and address of the agent for service of process is as set forth in the Certificate.

ARTICLE 2

GENERAL DEFINITIONS

Wherever used in this Agreement, unless another meaning is explicitly indicated by the context, the following terms shall have the meanings set forth below:

2.1 “Agreement” or “Operating Agreement” means this Operating Agreement (including all of its Exhibits and Schedules, if any), as amended from time to time.

2.2 “Board” means the Board of Managers of the Company, elected by the Member pursuant to Article 9.

2.3 “Bylaws” means the Bylaws of the Company, as adopted under the LLC Act and hereafter amended from time to time by the Board or the affirmative written action of the Member.

2.4 “Capital Contribution” shall have the meaning set forth in Section 5.1(b).

2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

2.6 “Company Property” means all real and personal property acquired and held from time to time by the Company and any improvements thereto; and shall include both tangible and intangible property.

2.7 “Distribution” means any distribution to the Member of cash or other assets of the Company made from time to time pursuant to the provisions of this Agreement.

2.8 “Financial Rights” means the Member’s rights to (a) a Capital Account; (b) a Percentage Interest in Company Profits, Losses and Distributions; and (c) the Member’s limited right to Transfer such rights according to Article 12.

2.9 “Fiscal Year” means (a) the period commencing on the Effective Date and ending on December 31, 2011, (b) any subsequent calendar year, or (c) any portion of either of the periods described in clauses (a) and (b) for which the Company is required to close its books and allocate Profits, Losses and other Company items pursuant to Article 6.

2.10 “Governance Rights” means all of the Member’s rights as a Member, other than the Member’s Financial Rights.

2.11 “Interest” shall have the same meaning as Membership Interest (defined below).

2.12 “Loss” and “Losses” shall have the meaning set forth in Section 6.1.

2.13 “Manager” shall mean any natural Person elected or appointed under Article 9 to serve on the Board.

2.14 “Member” shall have the meaning set forth in Section 4.1.

2.15 “Membership Interest” or “Interest” means the Percentage Interest of a Member in the Company and the appurtenant rights, powers and privileges, including both the Financial Rights and Governance Rights of the Member with respect to the Company, and the limited right to Transfer such rights to any Person under Article 12.

2.16 “Net Cash From Operations” means the gross cash proceeds from Company operations, less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Board. Net Cash From Operations shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reduction of reserves previously established pursuant to the preceding sentence.

2.17 “Officer” means the President, the Chief Financial Officer/Treasurer and Secretary elected by the Board and each other Person who shall hereafter be elected, appointed or otherwise designated as an officer by the Board pursuant to Article 8.

2.18 “Percentage Interest” means the percentage interest of a Member in the Company and shall be one hundred percent (100%) for as long as the Company has only one (1) Member.

2.19 “Person” means any individual, partnership, limited liability company, corporation, trust or other entity.

2.20 “Profits” shall have the meaning set forth in Section 6.1.

2.21 “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

2.22 “Required Records” are the financial records and other records (including this Agreement) kept at the principal executive office of the Company.

2.23 “Transfer” means, as a noun, any voluntary or involuntary transfer (by operation of law, bankruptcy, court order or otherwise), sale, exchange, assignment, pledge or other encumbrance, foreclosure of a security interest upon, or other disposition of an item; or, as a verb, to voluntarily or involuntarily cause a Transfer of an item. “Transferred” means, as an adjective, that an item has been the subject of a Transfer.

ARTICLE 3

PURPOSES

The Company may engage in any business that may lawfully be conducted by a limited liability company under the LLC Act, to the extent the Member determines that such business is in the best interests of the Company.

ARTICLE 4

MEMBERSHIP

4.1 Sole Member. For all purposes of this Agreement, the term “Member” means the Person initially signing this Agreement as the Member of the Company under the LLC Act, in such Person’s capacity as the Member; and shall include any other Person who shall hereafter be admitted to the Company as a successor to the Member, or is otherwise reflected in the Required Records of the Company as the owner of the Member’s Membership Interest in the Company.

4.2 Terms of Membership Interests. The original Membership Interest of the Member is an ordinary membership interest, which shall have the rights provided by the LLC Act, subject to any statements and limitations in the Certificate. The Member shall be entitled to vote on all Company matters, except as may be provided otherwise in this Agreement.

4.3 Additional Members. The Company, as presently constituted, is intended to have only the one (1) Member. However, additional Persons may be admitted to the Company as members under the LLC Act upon such terms and conditions as may be established by written approval of the Member.

Each additional member admitted to the Company shall execute this Operating Agreement and, if making a Capital Contribution, shall execute and perform a Capital Contribution agreement to be delivered to and accepted on behalf of the Company by the Board pursuant to the terms and conditions approved by the Member.

ARTICLE 5

CAPITAL

5.1 Definitions Relating to Capital.

(a) “Additional Capital Contributions” means the Capital Contributions made by the Member pursuant to Section 5.3, reduced by the amount of any liabilities of the Member assumed by the Company in connection with such Capital Contribution or which are secured by any property contributed by the Member as a part of such Capital Contribution.

(b) “Capital Contribution” means, with respect to the Member, the amount of money and the initial fair market value of any property (other than money) contributed to the Company with respect to the Member’s Interest, and includes an Original Capital Contribution under Section 5.1(c) and any Additional Capital Contribution under Section 5.1(a).

(c) “Original Capital Contribution” means the Capital Contribution made by the Member pursuant to Section 5.2, reduced by the amount of any liabilities of the Member that are (i) assumed by the Company in connection with such Capital Contribution or (ii) secured by any property contributed by the Member to the Company as a part of such Capital Contribution.

5.2 Original Capital Contribution. The initial capital of the Company has been contributed by the Member and accepted by the Board at the value set forth in the Board’s written action accepting the Member’s Original Capital Contribution. As of the Effective Date, the Member has agreed to contribute to the capital of the Company certain cash and/or property as specified in such action as the Member’s Original Capital Contribution.

5.3 Additional Capital Contributions. The Member may contribute from time to time as an Additional Capital Contribution such additional money or other property as the Member may choose. Any additional Membership Interests may be granted only as permitted by Section 4.3, in exchange for an Original Capital Contribution by each new member admitted thereunder.

5.4 Transferee Succeeds to Transferor’s Capital Account. If the Member Transfers a part of the Member’s Interest in the Company, whether or not such Transfer is permitted under this Agreement, any transferee from the Member shall succeed to the corresponding portion of the capital account (including any remaining Capital Contributions) of the transferor Member to the extent of the Interest Transferred, in accordance with Regulations Section 1.704-l(b)(2)(iv)(l).

ARTICLE 6

ALLOCATIONS

6.1 Definitions of Profits and Losses. “Profits” and “Losses,” respectively, shall mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss (as the case may be) for such Fiscal Year, determined in accordance with the rules for reporting such income or loss from a trade, business or investment activity on the Member’s Federal income tax return.

6.2 Allocation of Profits. All of the Profits of the Company for each Fiscal Year for book and tax purposes, whether taxable or nontaxable, shall be allocated to the Member.

6.3 Allocation of Losses. All of the Losses, deductions and credits of the Company for each Fiscal Year for book and tax purposes, whether taxable or nontaxable, shall be allocated to the Member.

6.4 Pro-ration of Allocations. All Profits, Losses, deductions and credits for a Fiscal Year allocable with respect to the Member, to the extent the Member’s Interest has been Transferred, forfeited, reduced or changed during such Fiscal Year shall be allocated based upon the varying Interests of the Member and any such transferees or other members throughout the Fiscal Year. The precise manner in which such allocation shall be made shall be determined by the Board and shall be a manner of allocation permitted to be used for Federal income tax purposes under the Code.

ARTICLE 7

DISTRIBUTIONS

7.1 Distributions of Net Cash From Operations. Except for a cash reserve determined by the Member, Distributions of Net Cash from Operations for each Fiscal Year shall be made from time to time, but no less frequently than annually, to the Member. Distribution of any net proceeds upon the sale, exchange or other disposition of all or substantially all of the Company Property shall be made in accordance with Article 14.

ARTICLE 8

MANAGEMENT AND OPERATION OF BUSINESS

8.1 Management and Control of the Company. The Member shall elect the Board, and Managers (i.e., the Board members) shall be removed or replaced pursuant to Article 9. Except as otherwise provided in this Agreement, the Board shall have the sole and exclusive control of the conduct, operations and management of the business of the Company. The Board shall manage the affairs of the Company in a prudent and businesslike fashion and shall use its best efforts to carry out the purposes and the business of the Company.

8.2 Authority of Board. The Board shall have all necessary powers to carry out the purposes and business of the Company, including without limitation the power to delegate appropriate authority to the Company’s Officers; provided, however, that the Officers shall at all times remain subject to the supervision of the Board.

8.3 Indemnification. The Company shall indemnify the Member, Managers, Officers and any other Persons authorized to act on behalf of the Company, against any loss, claim or liability incurred by any of them in connection with the business of the Company, to the greatest extent permitted by the Certificate and the LLC Act. However, any amount paid to indemnify a Person shall be paid only out of Company assets; and the Member shall not be liable for any amount to be paid to indemnify a Person, except to the extent of any amount of the Capital Contribution of the Member that is due and owing to the Company and remains unpaid. Neither the Company nor any Member shall have any claim against Managers or Officers based upon or arising out of any act or omission of such Manager or Officer; provided, however, that such Officer or Board member acted in good faith and was not grossly negligent or guilty of willful misconduct.

8.4 Liability Under Other Agreements. The obligations of the Member, Managers, Officers or their respective affiliates, pursuant to any agreement or contract entered into in their personal capacity with the Company (whether or not such agreements are referred to herein) shall be separate and distinct from their obligations hereunder and any default or failure of performance with respect to such separate agreements or contracts, unless otherwise specified in this Agreement, shall have the consequences provided for in such separate agreements or contracts or by applicable law and shall not constitute a breach hereunder.

ARTICLE 9

MANAGERS

9.1 Number and Election. The Board shall initially consist of three (3) Managers. Thereafter, the number of Managers may be increased or decreased, and the procedures for election or appointing such Managers may be determined, by resolution or written consent of the Member, except as otherwise permitted by the LLC Act. One Manager shall be appointed by the Member to chair the Board. The initial Managers of the Company appointed as of the Effective date are: Dennis Steadman, Chair, Manya Deehr and David Petrick. Managers may also be designated or called “Directors.”

9.2 Qualification. Any natural Person, regardless of whether such Person is a Member, may serve as a Manager.

9.3 Managerial Term. Managers shall serve for an indefinite term. A Manager shall hold office until a successor is elected and has qualified or until the earlier of the Manager’s death, resignation, removal or disqualification.

9.4 Removal and Replacement; Resignation of Managers. Managers may be removed and replaced by the Member and a Manager may resign at any time by giving thirty (30) days written notice to the Board.

9.5 Board Vacancies. A vacancy on the Board shall be filled by appointment of the remaining Managers if the vacancy is not first filled by the Member within thirty (30) days of the effective date of the vacancy.

9.6 Place of Board Meetings. Each meeting of the Board shall be held at the Company’s principal executive office or at such other place as may be designated from time to time by the Board or the President.

9.7 Board Quorum. A majority of the Managers currently holding office shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the Managers present may adjourn a meeting from time to time without further notice until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the Managers present may continue to transact business until adjournment even though the withdrawal of a number of Managers originally present leaves less than the proportion or number otherwise required for a quorum.

9.8 Manager Participation by Remote Communication. A meeting of the Board may be held by any combination of means of remote communication through which all Managers may participate with each other during the meeting, if notice of the meeting is given to every Manager as would be required for a meeting, and if the number of Managers participating in the meeting would be sufficient to constitute a quorum. Participation by a Manager through remote communication constitutes presence at the meeting. For purposes of this Section 9.8, the term “remote communication” shall mean communication via electronic transmission including, without limitation, telephone, video conference, the internet, or such other means by which Persons not physically present in the same location may communicate with each other on a substantially simultaneous basis.

In addition to meetings held solely through means of remote communication, a Manager not physically present at a Board meeting may participate in a Board meeting held in a designated place by means of remote communication through which the Manager, other Managers so participating, and all Managers physically present at the meeting may participate with each other during the meeting. A Manager’s participation by such means constitutes presence at the meeting.

9.9 Board Action Without a Meeting. An action required or permitted to be taken at a Board meeting may be taken without a meeting by written consent signed by the number of Managers that would be required to take the same action at a Board meeting at which all Managers were present. Furthermore, an action taken in writing may be signed and/or delivered by means of electronic transmission. Any written consent is effective when signed by the required number of Managers, unless a different effective time is provided in the written consent.

9.10 Compensation. The Member may fix the compensation, if any, of the Managers.

ARTICLE 10

OFFICERS

10.1 Number and Designation of Officers. The Board shall appoint one or more natural Persons to exercise the functions of the position of President and Treasurer of the Company. The Board may elect or appoint such other Officers or agents as it deems necessary for the operation and management of the Company, each of whom shall have the powers, rights, duties and responsibilities set forth herein unless otherwise determined by the Board. Any of the positions or functions of those positions may be held by the same Person.

10.2 Qualification. Any Person, regardless of whether such Person is a Member or Manager, may serve as an Officer.

10.3 President. The President: (a) shall have general active management of the business of the Company; (b) shall preside at all meetings of the Board; (c) shall see that all orders and resolutions of the Board are carried into effect; (d) may maintain records of and certify proceedings of the Board; and (e) shall perform such other duties as may from time to time be prescribed by the Board or Member.

10.4 Treasurer and Chief Financial Officer. The Treasurer: (a) shall keep accurate financial records for the Company; (b) shall deposit all monies, drafts and checks in the name of and to the credit of the Company in such banks and depositories as the Board shall designate from time to time; (c) shall endorse for deposit all notes, checks and drafts received by the Company as ordered by the Board, making proper vouchers therefor; (d) shall disburse company funds and issue checks and drafts in the name of the Company, as ordered by the Board; (e) shall render to the President and the Board, whenever requested, an account of all of such Officer’s transactions as Treasurer and of the Company’s financial condition; and (f) shall perform such other duties as may be prescribed by the Board or the President from time to time. Unless otherwise determined by the Board, the Treasurer shall also be the Company’s Chief Financial Officer. If an Officer other than the Treasurer is designated Chief Financial Officer, the Chief Financial Officer shall perform such duties as the Board may assign from time to time

10.5 Vice Presidents. Any one or more Officers, if any, may be designated by the Board as Vice President, Executive Vice President or Senior Vice President. During the President’s absence or disability, it shall be the duty of the highest ranking Executive Vice President, and, in the absence of any such Executive Vice President, it shall be the duty of the highest ranking Senior Vice President or other Vice President, who shall be present at the time and able to act, to perform the duties of the President. The determination of who is the highest ranking of two or more Officers holding the same position shall, in the absence of specific designation of order of rank by the Board, be made on the basis of the earliest date of appointment or election, or, in the event of simultaneous appointment or election, on the basis of the longest continuous employment by the Company.

10.6 Secretary. The Board may appoint an Officer to serve as Secretary who (unless otherwise determined by the Board) attends all meetings of the Members and all meetings of the Board, records or causes to be recorded all proceedings thereof in a book to be kept for that purpose, and may certify such proceedings. If the Board does not otherwise appoint a Secretary, the President shall act as Secretary.

10.7 Authority and Duties. In addition to the foregoing authority and duties, all Officers shall respectively have such authority and perform such duties in the management of the Business as may be designated from time to time by the Board. Unless prohibited by the Board, an Officer elected or appointed by the Board may delegate some or all of the duties and powers of a position to other Persons without approval of the Board.

10.8 Term. All Officers shall hold office until their respective successors are chosen and have qualified or until their earlier death, resignation or removal. An Officer may resign at any time by giving written notice to the Board; provided, however, that such right to resign shall not relieve the resigning Person from the results and liabilities of such resignation under this Agreement. The resignation is effective without acceptance when the notice is given to the Company, unless a later effective date is specified in the notice. In addition, the Board may remove an Officer at any time, with or without cause. A vacancy in an office because of death, resignation, removal, disqualification or other cause may, or in the case of a vacancy in the position of President or Treasurer shall, be filled for the unexpired portion of the term by the Board.

10.9 Salaries. The Board shall fix the salary, if any, of the Officers.

ARTICLE 11

BOOKS OF ACCOUNT AND REPORTS

11.1 Books of Account. Subject to the supervision of the Board, the Treasurer shall cause to be kept complete and accurate accounts of all transactions of the Company in proper books of account and shall enter or cause to be entered therein a full and accurate account of each and every Company transaction in accordance with accounting principles as set forth in Section 11.2. The books and records of the Company shall be closed and balanced as of the end of each Fiscal Year. The books of account and other records of the Company shall at all times be kept at the place of business of the Company. The Member and each Manager shall have access to and may inspect and copy any of such books and records at all reasonable times.

11.2 Accounting Practices. The Company’s books of account shall be kept on the accrual basis as determined by the Board, according to United States generally accepted accounting principles consistently applied. Such principles shall be applied by the Board upon the advice of the Company’s accountants. The Board shall have the authority to designate and retain a firm of independent certified public accountants to assist in the maintenance of preparation of such books, records and reports as the Board deems desirable.

11.3 Bank Accounts. The Company shall maintain bank accounts in such bank or banks as may be selected by the Board. All withdrawals from such bank accounts shall be made by check or other instrument, signed by such Person or Persons as the Board may designate.

11.4 Election of Tax Status and Information. The Member acknowledges that the Company will be treated as a partnership for income-tax purposes. Not later than the due date (as duly extended, if applicable) for the Company’s filing of its federal income tax information return for each Fiscal Year, the Treasurer shall cause to be delivered to each Member at any time any such information with respect to the Company as may be necessary for the preparation of such Member’s federal, state and local income-tax (or informational) returns. In addition, the President shall from time to time cause to be delivered to each Member adequate information relating to the Company’s operations to enable each Member to complete and file all federal, state and local estimated tax returns for which such Member may be liable.

ARTICLE 12

RESTRICTIONS ON TRANSFER OF MEMBERSHIP INTEREST

12.1 General Restrictions. Except as permitted hereunder, no part of the Member’s Interest may be Transferred. Except as expressly permitted by the LLC Act, the Member’s Governance Rights shall not be subject to involuntary Transfer, by operation of law or otherwise, except for a Transfer to a deceased Member’s personal representative or trustee to whom such Interest is Transferred by operation of law or a testamentary instrument at the death of the transferor.

12.2 Exceptions. The Member may voluntarily:

(a) Transfer all of the Member’s Interest to a successor who will be the sole Member;

(b) Transfer any portion of the Member’s Interest to a Person who is admitted by the Member as an additional member pursuant to Section 4.3; provided, however, that before any additional member is admitted, this Agreement and the Bylaws shall be amended to include provisions appropriate for a limited liability company with more than one member; or

(c) Transfer all or any portion of the Member’s Interest as a pledge of collateral security for a debt of the Member; provided, however, that upon any foreclosure of such pledge, the transferee shall not be deemed to a member under the LLC Act, and shall be bound by Section 12.6 and any other provisions of this Agreement applicable to the financial rights of such transferee.

12.3 Assignment Rules. Any Transfer of all or any portion of the Member’s Membership Interest permitted under this Agreement shall be effective only if:

(a) the Member Transfers all of the Member’s Governance Rights relating to such Interest, coupled with a simultaneous Transfer to the same transferee of all of the Member’s Financial Rights relating to such Interest; and

(b) the transferee complies with the conditions of Section 12.4.

All Transfers of Interests occurring during any month shall be deemed effected on the first day of the month next following the month in which the Transfer occurs.

12.4 Documents and Expenses. As a condition to admission as a successor Member, any transferee of all or part of the Interest of the Member, or the legatee or distributee of all or any part of the Interest of any Member, shall execute and acknowledge such instruments, in form and substance satisfactory to the Board, as the Board shall deem necessary or advisable to effect such admission and to confirm the agreement of the person being admitted as such successor Member to be bound by all the terms and provisions of this Agreement. Such transferee, legatee or distributee shall pay all reasonable expenses in connection with such admission as a successor Member, including, but not limited to, legal fees and costs of the preparation of any amendment to this Agreement that is determined by the Board to be necessary or desirable in connection therewith.

12.5 Acquit Company. In the absence of written notice to the Company of any Transfer of a Membership Interest, any payment by the Company to the transferring Member or the Member’s executors, administrators or representatives shall acquit the Company of liability, to the extent of such payment, to any other Person who may have an interest in such payment by reason of a Transfer by the Member or by reason of such Member’s death or otherwise.

12.6 Prohibited Transfers. Any purported Transfer of an Interest that is not permitted hereunder shall be null and void and of no force or effect whatever; provided, however, that, if the Company is required by applicable law to recognize a Transfer that is not so permitted (or if the Board, in its sole discretion, elects to recognize a Transfer that is not so permitted), the Transferred Interest shall be strictly limited to the transferor’s Financial Rights as provided by this Agreement with respect to the Transferred Interest, which may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Interest may have to the Company.

In the case of a Transfer or attempted Transfer of an Interest that is not permitted hereunder, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the Member from all cost, liability and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity required hereby.

12.7 Limited Rights of Unadmitted Transferees. A Person who acquires any part of an Interest, but is not admitted as a substitute or successor Member: (a) shall be subject to the restrictions of Section 12.1, (b) shall be entitled only to allocations and Distributions with respect to such Interest in accordance with this Agreement, (c) shall have no right to any information or accounting of the affairs of the Company, (d) shall not be entitled to inspect the books or records of the Company, (e) shall not be entitled to exercise any Governance Rights and (f) shall not have any of the other rights of the Member under this Agreement or a member under the LLC Act.

ARTICLE 13

AMENDMENT OF AGREEMENT

This Agreement may be amended at any time by a written instrument signed by the Member and filed in the Required Records of the Company.

ARTICLE 14

DISSOLUTION; DISSOLUTION AVOIDANCE OR BUSINESS CONTINUATION

14.1 Liquidating Events.

(a) The Company shall be dissolved upon the occurrence of any of the following events (each a “Liquidating Event”): (i) by the written agreement or approval of the Member; or (ii) the occurrence of any other event causing the dissolution of the Company as described in Sections 18-801(a)(4) and (5) of the LLC Act:

(b) As soon as possible following the occurrence of any Liquidating Event that causes the dissolution of the Company, the appropriate Company representative shall give the Member a written notice of such Liquidating Event and execute a certificate of cancellation in such form as shall be prescribed by the Delaware Secretary of State, setting forth the information required under the LLC Act, and shall file that notice with the Delaware Secretary of State’s office.

(c) If the Company is dissolved, the Company shall cease to carry on its business upon the filing of a certificate of cancellation with the Delaware Secretary of State, except insofar as may be necessary for the winding up of the Company’s business and any distributions under Section 14.2, but its separate existence shall continue until winding up has been completed or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

14.2 Distributions on Liquidation. Upon liquidation of the Company, its business shall be wound up, the Board (or other Person designated by the Member) shall take full account of the Company’s assets and liabilities, and all assets (tangible and intangible) shall be liquidated as promptly as is consistent with obtaining the fair value thereof. If any assets are not sold, gain or loss shall be allocated to the Member in accordance with Article 6 as if such assets had been sold at their fair market value at the time of the liquidation. If any assets are distributed to the Member, rather than sold, the Distribution shall be treated as a distribution equal to the fair market value of the assets at the time of the liquidation. The assets of the Company shall be applied and distributed in the following order of priority:

(a) To the payment of all debts and liabilities of the Company, including all debts due the Member, Managers, Officers or any of their respective affiliates, and including any loans or advances (other than Capital Contributions) that may have been made by the Member, in the order of priority as provided by law;

(b) To the establishment of any reserves deemed necessary by the Board or other Person winding up the affairs of the Company for any contingent liabilities or obligations of the Company; and

(c) To the Member.

The Company may offset any amount due the Member under this Section 14.2 by the amounts of any debts owed the Company by the Member.

ARTICLE 15

MISCELLANEOUS

15.1 Notices. All notices required to be given by this Agreement shall be made in writing either:

(a) By personal or commercial courier delivery to the party requiring notice and securing a written receipt, or

(b) By mailing the notice in the U.S. mails to the last known address of the party requiring notice, by registered mail, return receipt requested.

Notice shall be treated as given when personally received or, if sent as provided above, the effective date of the notice shall be the date of the written receipt received upon delivery in clause (a) above or (except in the event of a mail strike) the date the notice is sent pursuant to clause (b) above.

Such notices will be given to the Member or the Company at the applicable address specified in the Company’s Required Records. The Member or the Company may, at any time by giving five (5) days’ prior written notice to the each other, designate any other address in substitution of the foregoing address to which such notice will be given.

All notices, offers, demands, certificates or other communications required or permitted under this Agreement shall be in writing, signed by the Person giving the same.

15.2 Entire Agreement. Except for the Certificate, any current or subsequent contribution agreements among the Company and the Member or prospective Member(s), and as otherwise specifically provided herein, this Agreement (together with all of its exhibits and appendices, all of which are incorporated herein by this reference) constitutes the entire agreement among the parties with respect to the Company. This Agreement supersedes any prior agreement or understanding among them, and it may not be modified or amended in any manner other than as set forth herein.

15.3 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by, interpreted and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts-of-law, as permitted by Section 18-1101(i) of the LLC Act. The venue for any action hereunder shall be in the State of Pennsylvania, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the state and federal courts of the State of Pennsylvania.

15.4 Binding Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns; and the Member and the Member’s legal representatives, heirs, administrators, executors, successors and assigns.

15.5 Interpretation. Unless the context otherwise requires, all references herein to Articles, Sections and paragraphs refer to Articles, Sections and paragraphs of this Agreement. All Article, Section and paragraph headings are for reference purposes only and shall not affect the interpretation of this Agreement.

15.6 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstances, shall be held invalid, the remainder of the Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

15.7 No Third Party Beneficiary. This Agreement is made solely and specifically for the benefit of (a) the Member and the Member’s legal representatives, heirs, administrators, executors and permitted successors and assigns; and (b) the Company and its successors and assigns; and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Operating Agreement as of the day and year first above written.

MEMBER:

Velcera, Inc.

By:	/s/ Gregg A. Holst
Gregg A. Holst, Chief Financial Officer

COMPANY:

FidoPharmBrands, LLC

By:	/s/ David Petrick
David Petrick, President

EXHIBIT A

Certificate of Formation of FidoPharmBrands, LLC